Exhibit 99.1
REGENT REPORTS THIRD QUARTER 2006 RESULTS
Cincinnati, OH, November 3, 2006 — Regent Communications, Inc. (NASDAQ: RGCI) announced today financial results for the quarter and nine months ended September 30, 2006.
For the third quarter of 2006, net broadcast revenues increased 0.3% to $21.2 million. For the same period, station operating expenses increased 6.5% to $14.1 million in 2006 from $13.3 million in 2005. The Company reported net income of $0.8 million for the quarter, or $0.02 per share, compared with reported net income of $1.4 million, or $0.03 per share, in the same period last year. Earnings per share results for the 2006 quarter reflect a one-time loss of $0.03 per share attributable to the Company’s sale of three radio stations in the Peoria, Illinois market.
For the first nine months of 2006, net broadcast revenues of $59.4 million were slightly higher compared to the same period of 2005. For the same period, station operating expenses increased 5.0% to $41.1 million from $39.2 million. The Company reported net income of $2.9 million for the first nine months, or $0.07 per share, compared with reported net income of $4.0 million, or $0.09 per share, in 2005.
“Our third quarter results met our revenue and station operating income guidance,” said Bill Stakelin, President and CEO of Regent Communications. “Our ability to consistently outperform the industry highlights the power of our station brands in the nation’s mid-sized radio markets. During the quarter, we continued to invest in our content, sales and digital distribution, while operating as efficiently as possible. In addition, we remained active in the M&A market with the goal of further maximizing our assets to the benefit of our shareholders.”
“During the third quarter, we entered into an agreement to acquire five premiere stations serving the Buffalo market,” Stakelin continued. “This is a well-run, profitable cluster of stations that has generated consistent revenue growth ahead of the industry year-in and year-out, but still presents upside opportunity. Given our clusters in Albany, Utica/Rome and Watertown, our entry into Buffalo will solidify our presence in Upstate New York and provide us with ample opportunities to pursue regional sales opportunities. The Buffalo transaction follows the announcement of our pending acquisition in Albany, which will add our sixth station in that market, our recent station upgrades in Peoria, which greatly improved our strategic position in that market, and the pending sale of our mature station clusters serving Chico and Redding, California. We are confident that these strategic transactions will increase our growth profile.”
Below is the Company’s condensed consolidated statements of operations prepared in accordance with generally accepted accounting principles (“GAAP”) (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Broadcast revenues, net of agency commissions	$21,220	$21,157	$59,405	$59,198
Station operating expenses	14,113	13,257	41,100	39,153
Corporate general and administrative expenses	1,633	2,792	5,058	6,514
Depreciation and amortization	1,019	1,252	3,296	3,816
Loss on sale of stations	1,843	—	1,843	—
(Gain) loss on disposal of long-lived assets	(4)	28	(29)	44

Operating income	2,616	3,828	8,137	9,671
Interest expense	(1,816)	(1,224)	(4,380)	(3,345)
Other (expense) income, net	(10)	8	53	17

Income from continuing operations before income taxes	790	2,612	3,810	6,343
Income tax expense	(119)	(1,385)	(1,195)	(2,767)

Income from continuing operations	671	1,227	2,615	3,576
Discontinued operations, net of income tax	166	176	298	437

Net income	$837	$1,403	$2,913	$4,013

Basic net income per common share:
Income from continuing operations	$0.02	$0.03	$0.06	$0.08
Income from discontinued operations	$0.00	$0.00	$0.01	$0.01
Net income	$0.02	$0.03	$0.07	$0.09
Diluted net income per common share:
Income from continuing operations	$0.02	$0.03	$0.06	$0.08
Income from discontinued operations	$0.00	$0.00	$0.01	$0.01
Net income	$0.02	$0.03	$0.07	$0.09
Common shares for basic calculation	39,021	41,870	40,375	43,733
Common shares for diluted calculation (1)	39,027	42,080	40,379	43,940

(1)	Options and warrants to purchase shares of common stock were excluded from the 2006 computation of diluted income per share because the effect was anti-dilutive.
Non-GAAP Financial Measures
Regent utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. The non-GAAP performance and liquidity measures presented in this release are station operating income, same station net revenue, same station operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating income, net income, or cash provided by operating activities as an indicator of Regent’s performance or liquidity.

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Station operating income
Third quarter 2006 station operating income decreased 10.0% to $7.1 million from $7.9 million in the same period in 2005. For the nine months ended September 30, 2006, station operating income decreased 8.7% to $18.3 million from $20.0 million reported for the same period in 2005.
The Company believes that station operating income is a performance measure that helps investors better understand radio station operations. Additionally, Regent and other media companies have customarily been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating income, which the Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):

	Three Months Ended		Nine Months Ended
Station operating income	September 30,		September 30,
	2006	2005	2006	2005

Operating income	$2,616	$3,828	$8,137	$9,671
Plus:
Corporate general and administrative expenses	1,633	2,792	5,058	6,514
Depreciation and amortization	1,019	1,252	3,296	3,816
Loss on sale of stations	1,843	—	1,843	—
Loss on sale of long-lived assets	—	28	—	44
Less:
Gain on sale of long-lived assets	4	—	29	—

Station operating income	$7,107	$7,900	$18,305	$20,045

Same station results
On a same station basis, which includes results from stations owned and operated in continuing operations during the entire third quarter for both the 2006 and 2005 periods and excludes barter, net broadcast revenue for the third quarter of 2006 increased 0.7% to $20.4 million compared to the third quarter of 2005. Same station operating income decreased 8.7% to $7.1 million in the third quarter of 2006 compared to $7.8 million in the third quarter of 2005. The Company believes that a same station presentation is important to investors as it provides a measure of performance of radio stations that were owned and operated by Regent in the third quarter of 2005 as well as the current quarter and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating income to same station net broadcast revenue and same station operating income (in thousands):

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	Three Months Ended
Same Station Net Broadcast Revenue	September 30,
	2006	2005

Net broadcast revenue	$21,220	$21,157
Less:
Net results of stations not included in same station category	24	—
Barter transactions	813	918

Same station net broadcast revenue	$20,383	$20,239

	Three Months Ended
Same Station Operating Income	September 30,
	2006	2005

Operating income	$2,616	$3,828
Plus:
Corporate general and administrative expenses	1,633	2,792
Depreciation and amortization	1,019	1,252
Loss on sale of stations	1,843	—
Loss on sale of long-lived assets	—	28
Less:
Gain on sale of long-lived assets	4	—

Station operating income	7,107	7,900
Adjustments:
Net results of stations not included in same station category	17	—
Barter transactions	(23)	(123)

Same station operating income	$7,101	$7,777

Free cash flow
Free cash flow is defined as net income plus depreciation, amortization, impairment of indefinite-lived intangibles and other non-cash expenses, less maintenance capital expenditures and net gains on the sale of long-lived assets. Free cash flow decreased 18.9% to $3.4 million in the third quarter 2006 from $4.2 million in the third quarter of 2005. For the nine months ended September 30, 2006, free cash flow decreased 18.3% to $8.1 million in 2006 from $9.9 million in 2005. The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the Company to generate excess cash flow for investing and financing uses. The following table displays how the Company calculates free cash flow (in thousands):

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	Three Months Ended		Nine months ended
	September 30,		September 30,
Free Cash Flow	2006	2005	2006	2005
Net income	$837	$1,403	$2,913	$4,013
Add:
Depreciation and amortization (1)	1,019	1,345	3,458	4,102
Non-cash interest expense	92	108	276	315
Non-cash taxes (2)	214	1,478	1,356	3,005
Other items, net (3)	2,060	518	2,534	881
Less:
Maintenance capital expenditures	433	429	1,469	1,521
Digital upgrade capital expenditures	408	257	947	855

Free cash flow	$3,381	$4,166	$8,121	$9,940

(1)	Includes depreciation and amortization included in discontinued operations

(2)	Includes taxes included in discontinued operations

(3)	Includes non-cash compensation, barter, gain and loss on the sale of long-lived assets and loss on the sale of stations.
The most directly comparable GAAP measure to free cash flow is net cash provided by operating activities. The following table reconciles net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Free Cash Flow	2006	2005	2006	2005
Net cash provided by operating activities	$5,021	$6,169	$10,451	$12,036
Less:
Other non-cash expense, net	25	194	369	502
Plus:
Changes in operating assets and liabilities	(774)	(1,123)	455	782
Less:
Maintenance capital expenditures	433	429	1,469	1,521
Digital upgrade capital expenditures	408	257	947	855

Free cash flow	$3,381	$4,166	$8,121	$9,940

Selected Data
At September 30, 2006 total debt was approximately $114.1 million and cash was approximately $0.8 million. Total capital expenditures in the third quarter ended September 30, 2006 were approximately $0.8 million.
Outlook
Regent has adopted a policy to provide guidance to investors regarding our financial prospects. The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Regent undertakes no obligation to update these statements.

Excluding the results of the Redding and Chico markets, which will be accounted for in discontinued operations, Regent projects fourth quarter 2006 reported consolidated net broadcast revenues and station operating income of approximately $25.4 to $25.8 million and $9.3 to $9.6 million, respectively. Regent expects earnings per share to be $0.11 per share. The following table reconciles projected operating income, which the Company believes is the most directly comparable GAAP measure to station operating income (in millions):

	Three Months Ending
	12/31/2006
Station Operating Income	Guidance Range
	Lower	Upper
Operating income	$11.3	$11.6
Plus:
Corporate general and administrative expenses	1.8	1.8
Depreciation and amortization	1.2	1.2
Less:
Gain on sale of stations	5.0	5.0

Station operating income	$9.3	$9.6

The Company expects same station net broadcast revenue to be up 5% to 7% for the fourth quarter of 2006 compared to the fourth quarter of 2005. The Company expects capital expenditures for the fourth quarter to be approximately $0.2 million.
Share Buyback Update
During the third quarter of 2006, the Company repurchased approximately 2.5 million shares of its common stock for approximately $12.1 million. In addition to the repurchased shares, a warrant to purchase 650,000 shares, 55,000 stock options and 10,000 restricted shares were surrendered to the Company.
Teleconference
The Company will host a teleconference to discuss its third quarter results on Friday, November 3rd at 9:00 a.m. Eastern Time. To access the teleconference, please dial 973-935-8752 ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s website, located at www.regentcomm.com under Investor Relations. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Friday, November 10, 2006, which can be accessed by dialing 877-519-4471 (U.S) or 973-341-3080 (Int’l), passcode 8012947. The webcast will also be archived on the Company’s website for 30 days.
Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Upon the completion of all announced transactions, Regent will own and operate 68 stations located in 14 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; the ability to manage growth; the ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies, including uncertainties surrounding recent Federal Communication Commission rules regarding broadcast ownership limits. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact:
Tony Vasconcellos Executive Vice President and Chief Financial Officer Regent Communications, Inc. 859-292-0030	Jonathan Lesko Brainerd Communicators, Inc. 212-986-6667